                                  Exhibit FS-8


                            CONECTIV AND SUBSIDIARIES
             ACTUAL AND PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 2001
                             (Dollars in Thousands)
                                   (Unaudited)


                                                                               PRO FORMA
                                                               ACTUAL         ADJUSTMENTS       PRO FORMA
                                                             -----------      -----------      -----------
OPERATING REVENUES
       Electric                                              $ 3,042,926                       $ 3,042,926
       Gas                                                     1,893,377                         1,893,377
       Other services                                            602,125                           602,125
                                                             -----------        --------       -----------
                                                               5,538,428                         5,538,428
                                                             -----------        --------       -----------

OPERATING EXPENSES
       Electric fuel and purchased energy and capacity         1,768,001                         1,768,001
       Gas purchased                                           1,823,682                         1,823,682
       Other services' cost of sales                             506,322                           506,322
       Special charges                                            25,162                            25,162
       Gain on sale of interest in nuclear plants                (16,612)                          (16,612)
       Operation and maintenance                                 583,489                           583,489
       Depreciation and amortization                             258,552                           258,552
       Taxes other than income taxes                              79,845                            79,845
                                                             -----------        --------       -----------
                                                               5,028,441                         5,028,441
                                                             -----------        --------       -----------
OPERATING INCOME                                                 509,987                           509,987
                                                             -----------        --------       -----------

OTHER INCOME                                                      39,932         102,000(2)        141,932
                                                             -----------        --------       -----------

INTEREST EXPENSE
       Interest charges                                          222,320         113,050(3)        335,370
       Allowance for borrowed funds used during
            construction and capitalized interest                (14,081)                          (14,081)
                                                             -----------        --------       -----------
                                                                 208,239         113,050           321,289
                                                             -----------        --------       -----------

PREFERRED STOCK DIVIDEND
       REQUIREMENTS OF SUBSIDIARIES                               20,493                            20,493
                                                             -----------        --------       -----------

INCOME BEFORE INCOME TAXES                                       321,187         (11,050)          310,137

INCOME TAXES                                                     142,090          (4,420)(4)       137,670
                                                             -----------        --------       -----------

NET INCOME                                                   $   179,097        $ (6,630)      $   172,467
                                                             ===========        ========       ===========

EARNINGS (LOSS) APPLICABLE TO COMMON STOCK
       Common stock                                          $   169,641        $ (6,630)(5)   $   163,011
       Class A common stock                                        9,456                             9,456
                                                             -----------        --------       -----------
                                                             $   179,097        $ (6,630)      $   172,467
                                                             ===========        ========       ===========

COMMON STOCK
AVERAGE SHARES OUTSTANDING (000)
       Common stock                                               82,970                            82,970
       Class A common stock                                        5,742                             5,742

EARNINGS (LOSS) PER AVERAGE SHARE--BASIC AND DILUTED
       Common stock                                          $      2.04        $  (0.08)      $      1.96
       Class A common stock                                  $      1.65                              1.65

DIVIDENDS DECLARED PER SHARE
       Common stock                                          $     0.880                       $     0.880
       Class A common stock                                  $     3.200                       $     3.200

See accompanying description of pro forma adjustments.

                            Exhibit FS-7 & FS-8 Notes



PRO FORMA ADJUSTMENTS

                                                                                                             ($000's)
                                                                                                           ------------
(1)   Cash proceeds were assumed to be received from long-term debt issued at 6.65%, as a result of securitization of stranded costs, including stranded costs that are expected to result from buy-outs or buy-downs of purchased power contracts in addition to those which had occurred through March 31, 2001.  The cash proceeds
        were assumed to be temporarily invested and earn a return of 6%.                                   $ 1,700,000
                                                                                                           ------------

(2)   Other income increased due to the 6% return assumed to be earned on the
        temporarily invested proceeds from the issuance of $1,700,000 of long-term debt.                   $   102,000
                                                                                                           ------------

(3)   Interest expense increased due to the $1,700,000 of long-term debt which was assumed
      to be issued at 6.65%.                                                                               $   113,050
                                                                                                           ------------

(4) Represents the tax benefit, estimated to be 40%, from the decrease in pre-tax income due to the additional interest expense, net of the income on the invested proceeds.

(5) For purposes of this pro forma, the change in earnings was assumed to impact only earnings applicable to common stock and not affect earnings applicable to Class A common stock.


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